Exhibit 10.8

AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment No. 1 (the “Amendment”) dated as of August 9, 2012 (the “Effective Date”) to the Executive Employment Agreement by and between Cascade Microtech, Inc. (“CMI”) and Michael D. Burger dated effective July 6, 2010 (the “Employment Agreement”) is entered into by and between Cascade and Executive. All capitalized terms not defined herein shall have the meanings set forth in the Employment Agreement.

RECITALS

CMI and Mr. Burger desire to amend the Employment Agreement to provide for certain additional compensation to Mr. Burger in the event of a change in control termination.

NOW, THEREFORE, in consideration of the foregoing and the mutual provisions of this Amendment, the parties agree as follows:

1. Section 3.6 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

3.6 Change in Control Termination. This section governs CMI’s termination of Mr. Burger’s employment without Cause and within 12 (twelve) months after a Change in Control, as defined below. This section shall not apply in the case of Mr. Burger’s death, termination due to Disability, termination for Cause, or resignation.

A Payment Upon Change in Control Termination. In the event of a Change in Control Termination, as defined below, CMI shall Pay Mr. Burger his accrued but unpaid Base Salary through the termination date. In addition, subject to the Release Of Claims Requirement, CMI shall also provide Mr. Burger with the following:

(i) Severance Pay. Severance pay in the amount of twelve (12) months’ Base Salary;

(ii) Target Incentive. One hundred percent (100%) of the current annual Target Incentive.

(iii) Stock Options and Restricted Stock Units (RSU) or Other Stock Awards. All Equity Awards held by Mr. Burger as of the date of his termination from employment shall immediately accelerate and become fully vested and each stock option held by Mr. Burger as of the date of his termination from employment shall remain exercisable until the earlier of twelve months following the date of his termination from employment and such stock option’s stated expiration date.

(iv) Career Counseling: CMI shall pay up to $12,500 to a third-party outplacement firm selected by Mr. Burger to provide career counseling assistance to Mr. Burger for a period of one year following the date of termination or until Mr. Burger obtains comparable employment, if earlier.

(v) Group Health Coverage: If Mr. Burger is eligible for and properly elects to continue his group health benefits pursuant to COBRA, CMI shall pay the premiums for such COBRA continuation coverage for up to 18 months or such earlier date as Mr. Burger loses eligibility for such coverage.

(vi) Life Insurance: Eighteen (18) months of paid-up life insurance after the date of termination, coverage amount to be at least twice the annual Base Pay. However, in no event shall the total payment for the premiums exceed $5,000.

2. Except as expressly amended by this Amendment, the Employment Agreement shall continue in full force and effect in accordance with its terms. This Amendment shall become effective, as of the Effective Date first set forth above, upon its execution by both parties hereto. Notwithstanding anything to the contrary in the Employment Agreement, in the event of a conflict between the terms and conditions of this Amendment and those contained within the Employment Agreement, the terms and conditions of this Amendment shall prevail.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed as of the Effective Date set forth above.

CASCADE MICROTECH, INC.

/s/ Michael Burger	By:	/s/ F. Paul Carlson
Name: Michael Burger Date: September 10, 2012	Name: F. Paul Carlson Title: Chairman Date: September 5, 2012